UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 20, 2014

Atlas Financial Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number
000-54627

CAYMAN ISLANDS	27-5466079
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 NW POINT BOULEVARD	60007
Elk Grove Village, IL	(Zip Code)
(Address of principal executive offices)

 Registrant’s telephone number, including area code: (847) 472-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
As of October 17, 2014, Atlas Financial Holdings, Inc. ("Atlas") announced that it has entered into a definitive stock purchase agreement ("SPA") to acquire Anchor Holdings, Inc. and its sole insurance subsidiary, Global Liberty Insurance Company of New York (“Global”) and other affiliated entities from Mr. Hossni Elhelbawi (the "Seller") for a purchase price of approximately $25 million. The purchase price will consist of 4 million preferred shares of Atlas (the “Preferred Shares”) valued at $4 million for purposes of the SPA, with the remainder of the purchase price payable in cash as set forth in the SPA. The purchase price, including the number of Preferred Shares issued to the Seller, is subject to adjustment under certain conditions as set forth in the SPA.

The Preferred Shares may be converted into common shares of Atlas (“Common Shares”) at the option of the holder at any time following the fifth anniversary of issuance at an initial rate of 0.05 Common Shares for each Preferred Share converted (subject to adjustment), and the Preferred Shares may be redeemed at the election of Atlas or the Seller at any time following the third anniversary of issuance at a redemption price of $1.00 per share. The Preferred Shares are entitled to annual dividends of $0.045 per share (which may be paid in additional Preferred Shares) and have a liquidation preference of $1.00 per share plus (i) accrued and unpaid dividends and (ii) an amount equal to the amount the Preferred Shares would have received upon a liquidation of Atlas if such Preferred Shares had been converted into Common Shares immediately prior to such liquidation.

The SPA contains customary representations and warranties as well as covenants by each of the parties.  Atlas and the Seller each has agreed to indemnify the other for breaches or inaccuracies of representations, warranties, and covenants as well as for certain other specified matters.

The transaction is expected to close in the first quarter of 2015.  The closing of the transaction is subject to receipt of insurance regulatory approvals, continued availability of select senior management, and satisfaction of other customary closing conditions.

The SPA has been filed herewith as Exhibit 2.1, and the description set forth above is qualified in its entirety by the full terms and conditions of the SPA.

Item 3.02.    Unregistered Sales of Equity Securities.
The information set forth above in “Item 1.01- Entry into a Material Definitive Agreement” is incorporated herein by reference. The issuance by Atlas of the Preferred Shares constituting a portion of the total consideration to be paid pursuant to the SPA will be made in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or another applicable exemption.

Item 7.01.    Regulation FD Disclosure.
On October 17, 2014, Atlas issued a press release announcing the execution of the SPA. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference. The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of October 17, 2014, between Mr. Hossni Elhelbawi, Atlas Financial Holdings, Inc. and the other parties thereto. *
99.1	Press release of Atlas Financial Holdings, Inc., dated October 17, 2014.
*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Atlas agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS FINANCIAL HOLDINGS, INC. (Registrant)
/s/ Paul A. Romano By: Paul A. Romano (Vice President and Chief Financial Officer)
October 20, 2014